Exhibit 99.2

Audit Committee Charter

This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Everfront Biotech Holding Company Limited (the “Company”). The Audit Committee of the Board (the “Committee”) shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence; Organization

The Committee assists the Board in its oversight of:

(1)	the quality and integrity of the Company’s financial statements and its accounting, auditing and financial reporting practices;

(2)	the Company’s compliance with legal and regulatory requirements;

(3)	the independent auditor’s qualifications and independence; and

(4)	the performance of the Company’s independent auditors and the Company’s internal audit function.

It may also have such other duties as may from time to time be assigned to it by the Board or that are required by the rules and regulations of the Securities and Exchange Commission and the Nasdaq Capital Market (“Nasdaq”).

The Committee shall maintain free and open communication (including periodic private executive sessions) with the independent auditors, internal auditors, and Company management. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee shall have the authority and shall receive necessary funding from the Company to retain special legal, accounting or other consultants or advisors employed by the Committee and shall obtain such advice and assistance from such special legal, accounting or other consultants or advisors as the Committee deems necessary. The Committee shall have sole authority to approve related fees and retention terms. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board), and (iii) representations made by management as to all audit and non-audit services provided by the independent auditors to the Company.

The membership of the Committee shall consist of at least one director on the Listing Date, two directors beginning 90 days after the Listing Date, and three directors beginning on year after the Listing Date (the “Listing Date” shall be the date the Company’s equity securities begin trading on the Exchange). All the Committee members will meet the independence and experience requirements of the Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Each member of the Committee will be financially literate, as such qualification is interpreted by the Board in its business judgment, or become financially literate within a reasonable time after appointment to the Committee. At least one member of the Committee will have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment. The designation or determination by the Board of a person as an Audit Committee financial expert will not impose on such person individually, on the Committee, or on the Board as a whole, any greater duties, obligations or liability than would exist in the absence of such designation or determination. Each director appointed to the Committee shall serve on the Audit Committees of no more than two other companies.

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The members of the Committee shall be elected at least annually by the Board at a meeting of the Board and shall serve until their successors shall be duly elected and qualified. One member of the Committee may be designated as Chairman, who shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

The Committee shall meet at least three times annually. The Committee shall also periodically meet with the Company’s management, internal auditors, and independent auditors separately from the Board. A majority of the Committee members currently holding office shall constitute a quorum for the transaction of business. The Committee shall take action by the affirmative vote of a majority of the Committee members present at a duly held meeting. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee’s activities. The Committee may form and delegate authority to subcommittees consisting of one or more members of the Committee when appropriate.

Responsibilities

The Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements.

The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company’s accounting, financial and auditing practices than do Committee members; accordingly the Committee’s oversight role does not provide any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations.

Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below.

●	The Committee shall be responsible for the appointment, replacement, compensation, evaluation and oversight of the work of the independent auditors to be retained to audit the annual financial statements of the Company and review the quarterly financial statements of the Company. The Committee shall approve in advance the scope and costs of the audit and non-audit services that the independent auditors will provide.

●	The Committee shall evaluate annually the performance and qualification of the independent auditors and assess the independence of such auditors.

●	The Committee shall obtain and review annually the independent auditor’s formal written statement describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

●	The Committee shall obtain annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, addressing the matters set forth in Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors and shall consider whether the independent auditors’ provision of information technology consulting and other non-audit services to the Company, if any, is compatible with the auditors’ independence. The Committee shall recommend that the Board take appropriate actions to satisfy itself as to the auditors’ independence.

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●	The Committee shall review the annual audited financial statements and interim financial statements and discuss them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 114, as modified or supplemented, consideration of the quality of the Company’s accounting principles as applied in its financial reporting, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such discussions shall also include, to the extent applicable, a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of critical accounting policies and alternative treatments of financial information, review of audit adjustments, review of financial risk exposures that may have a material impact on the Company’s financial statements and the policies and steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, and its confirmation that management believes there are the financial statements to be included in the Company’s annual report contain no materials misstatements the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in any Annual Report of the Company on Form 20-F or any successor form thereto (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 20-F or successor form).

●	The Committee shall oversee the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and, to the extent applicable, review of the quarterly earnings releases other quarterly financial information and reports, and the nature and rigor of the audit and quarterly review process, receiving and reviewing audit and applicable quarterly reports, reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out the audit, including any restrictions placed on the scope of the audit or difficulties obtaining any required information, reviewing with the independent auditors and management any management letters provided by the auditors and the Company’s response to such letters, and providing the auditors full access to the Committee and the Board to report on all appropriate matters. The Committee shall undertake to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

●	The Committee shall discuss with management the financial statements proposed to be included in the Company’s annual report on Form 20-F and obtain assurances from management that such financial statements contain no material misstatements or omissions and obtain from the independent auditors confirmation that, in the course of their audit, they learned of no material misstatements.

●	The Committee shall oversee the Company’s auditing, accounting and financial reporting principles, policies, controls, procedures and practices, and review significant changes to the foregoing as suggested by the independent auditors, internal auditors or management.

●	The Committee shall establish procedures for the receipt, retention and treatment of complaints from the Company’s employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters.

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●	The Committee shall establish clear hiring policies for employees or former employees of the external auditors.

●	The Committee shall obtain from the independent auditors annually a formal written statement of the fees billed for audit services, information technology consulting services, and other non-audit services rendered by the independent auditors for the most recent fiscal year.

●	The Committee shall discuss with management and the independent auditors earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

●	The Committee shall discuss with management policies with respect to risk assessment and risk management.

●	The Committee shall discuss with management at least twice annually and with the independent auditors at least annually the quality and adequacy of the Company’s internal audit controls and procedures and the internal audit function’s organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to any internal audit activities, including review of significant reports prepared by the internal auditors, and management’s response.

●	The Committee shall establish and implement policies and procedures for the Committee’s review and approval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K).

●	The Committee shall discuss at least annually with management and the Company’s general counsel (i) any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements, (ii) any material reports or inquiries from regulatory or governmental agencies and (iii) the effectiveness of the Company’s legal, regulatory and corporate governance compliance programs.

●	The Committee shall review reports of credit rating agencies.

●	The Committee shall review and make recommendations to the Board on the Company’s annual budget.

●	The Committee shall review periodically, but not less than annually, the Company’s insurance programs, tax policy and investment performance and objectives.

●	The Committee shall assess periodically and at least annually the Company and its subsidiaries’ compliance with any regulatory financial commitments.

●	When deemed necessary or appropriate, the Committee shall commence and oversee any investigation into any matters within the scope of the Committee’s responsibilities and retain independent counsel, accountants and other professional advisors and experts to assist the Committee in such investigation to the extent deemed appropriate.

●	The Committee shall report its activities to the full Board and make such recommendations with respect to the above and any other matters as the Committee may deem necessary or appropriate.

●	The Committee shall complete an annual self-assessment with the goal of continuing improvement.

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